Exhibit 99.1

National CineMedia, Inc. Reports Results for
Fiscal First Quarter 2021

Quarterly Cash Dividend Remains at $0.05 per Share
Company Is Increasingly Optimistic Given the Many Positive Signs of a Cinema Industry Revival
Centennial, CO - May 10, 2021 - National CineMedia, Inc. (NASDAQ: NCMI) (the Company), the managing member and owner of 48.1% of National CineMedia, LLC (NCM LLC), the operator of the largest cinema advertising network reaching movie audiences in the U.S., announced today consolidated results for the fiscal first quarter ended April 1, 2021.
COVID-19 Pandemic and Related Liquidity Measures
During the first quarter ended April 1, 2021 the Company continued to manage its liquidity position through various cost-control measures and the issuance of a new $50.0 million term loan in March of 2021. With the funding of this additional debt, NCM LLC’s cash balance as of April 1, 2021 was $139.4 million, an increase of $15.5 million as compared to the balance as of December 31, 2020. Including the $52.8 million at NCM, Inc, the Company had $192.2 million of cash, cash equivalents and investments as of April 1, 2021.
The Company's in-theater advertising revenue continued to be adversely impacted during the first quarter ended April 1, 2021 by theater closures and COVID-19 related government mandated theater capacity limitations and a continued lack of new major motion picture releases. Given these lower revenue levels, the Company continued to control its operating and capital expenditures, with total operating expenses over 40% lower in the first quarter of 2021, as compared to the first quarter of 2020. Since the beginning of the COVID-19 pandemic, the Company has significantly reduced payroll related costs through a combination of temporary furloughs, permanent layoffs and salary reductions. In total, the Company’s headcount has been reduced by almost 30% as compared to headcount levels prior to the COVID-19 pandemic.
As of the date of this release, multiple COVID-19 vaccines have been developed and immunizations are under way throughout the United States and cases of the COVID-19 virus have decreased. Theater attendance has been increasing with the reopening of several temporarily closed key markets, the loosening of capacity limitations throughout the U.S., and a series of successful major motion picture releases. As of May 7, 2021, approximately 77% of the theaters within the Company's network are now open, as compared to 60% as of April 1, 2021.
Much of NCM LLC's non-employee related operating costs structure is variable based on the level of advertising revenue and theater attendance. Costs such as theater access fees, network affiliate payments and Platinum Spot revenue share payments were not incurred during periods that the theaters were closed, and were reduced for the period of time that attendance and theatrical release schedules were less than historical levels. While the COVID-19 pandemic makes it challenging for management to estimate the future performance of our business, particularly over the near to medium term, the Company is poised to begin to ramp up its business during the second quarter of 2021. It is expected that its operating and staffing costs will begin to increase with further theater openings and additional in-theater revenue that we expect to start building beginning in June 2021 assuming the continued successful rollout of the COVID-19 vaccines and corresponding decreased COVID-19 cases and the currently planned film slate remains firm.
Q1 2021 Results
Total revenue for the first quarter ended April 1, 2021 decreased 91.7% to $5.4 million as compared to $64.7 million for the comparable quarter last year. Operating loss increased 677.6% to a loss of $28.3 million for the first quarter of 2021 from income of $4.9 million for the first quarter of 2020. Adjusted OIBDA decreased 212.5% to negative $16.2 million for the first quarter of 2021 from positive $14.4 million for the first quarter of 2020. Net loss for the first quarter of 2021 was $19.4 million, or $0.25 per diluted share, compared to net loss of $3.7 million, or $0.05 per diluted share, for the first quarter of 2020. Adjusted OIBDA is a non-GAAP measure. See the tables at the end of this release for the reconciliations to the closest GAAP basis measurement.
Dividend
The Company announced today that its Board of Directors has authorized the Company’s quarterly cash dividend of $0.05 per share of common stock. The dividend will be paid on June 7, 2021 to stockholders of record on May 21, 2021. The Company intends to pay a regular quarterly dividend for the foreseeable future at the discretion of the Board of Directors consistent with the Company’s intention to distribute substantially all its free cash flow to stockholders through its quarterly dividend. The declaration, payment, timing and amount of any future dividends payable will be at the sole discretion of the Board of Directors who will consider general economic and advertising market business conditions, the Company’s financial condition, available cash, current and anticipated cash needs, and any other factors that the Board of Directors considers relevant which includes short-term and long-term impacts to the Company related to the COVID-19 pandemic and restrictions under the NCM LLC Credit Agreement.
From the CEO
Commenting on the Company’s first quarter 2021 operating results and liquidity preservation measures in response to the COVID-19 pandemic, NCM CEO Tom Lesinski said, “Our Company and our world are continuing to slowly but steadily recovery from the effects of the COVID-19 pandemic, and there are many positive signs that we’re on our way to a revival of the cinema industry and our business. More than half of all adults in the U.S. have had their first vaccine shot, movie theaters and audience capacities continue to open up across the country, and Godzilla vs. Kong, Mortal Kombat, and Demon Slayer have proven what we’ve been saying all along — that there is strong pent-up audience demand to get back to the unique experience of the big screen, even when that same film is available to watch at home.”
Lesinski concluded, “We are excited for a strong summer movie season and second half of 2021 as there is an incredible film slate in store for cinema audiences, and for our advertising clients that want to reach them at a time when ad-supported television audiences are declining. This provides a great opportunity for our Company over the near and long term. While there are still many challenges ahead, the steps we have taken to expand, diversify and improve our business give me increased confidence for the remainder of 2021 and beyond.”
2021 Outlook
Due to the continued uncertainties related to the COVID-19 pandemic over the near term and the impact of changes in consumer behavior on attendance following the reopening of the theaters, the Company is not providing revenue and Adjusted OIBDA guidance for the fiscal year ending December 30, 2021. The Company anticipates reviewing this guidance policy when it better understands theater attendance trends and the level of commitments received in the national scatter market and as a result of our participation in the upcoming television upfront selling process. The Company expects its revenue to begin to meaningfully increase in the month of June 2021, but it is expected to remain well below pre-COVID-19 pandemic levels. With network attendance levels expected to begin to pick up in the second quarter of 2021 and theatrical release schedules firming-up for the remainder of 2021, the Company expects to recognize more meaningful in-theater revenue in the third quarter of 2021 with a continued build into the fourth quarter of 2021 that will benefit from our participation in the 2021 television upfront. Based on this it is our expectation that late in the third quarter of 2021 we will achieve breakeven cash flow after debt service on an accrual basis and by the end of 2021 we expect to be trending back towards 2019 revenue levels, assuming that the theatrical release schedule remains firm, COVID-19 cases further decline allowing government restrictions to continue to decrease and an upfront consistent with the Company's expectations.
Supplemental Information
Integration and other encumbered theater payments due from AMC associated primarily with Carmike Theaters for the quarter ended April 1, 2021 and March 26, 2020 were $0.0 million and $1.4 million, respectively. Integration and other encumbered theater payments decreased $1.4 million from the three months ended March 26, 2020 to the three months ended April 1, 2021 because the Company generated negative Adjusted OIBDA during this period due to the closure of the encumbered theaters in response to the COVID-19 pandemic. These payments were recorded as a reduction of an intangible asset on the Balance Sheet and are not included in operating results or Adjusted OIBDA.
Conference Call
The Company will host a conference call and audio webcast with investors, analysts and other interested parties May 10, 2021 at 5:00 P.M. Eastern Time. The live call can be accessed by dialing 1-877-300-8521 or for international participants 1-412-317-6026. Participants should register at least 15 minutes prior to the commencement of the call. Additionally, a live audio webcast will be available to interested parties at www.ncm.com under the Investor Relations section. Participants should allow at least 15 minutes prior to the commencement of the call to register, download and install necessary audio software.
The replay of the conference call will be available until midnight Eastern Time, May 24, 2021, by dialing 1-844-512-2921 or for international participants 1-412-317-6671, and entering conference ID 10155809.
About National CineMedia, Inc.
National CineMedia (NCM) is America’s Movie Network. As the largest cinema advertising network in the U.S., we unite brands with the power of movies and engage movie fans anytime and anywhere. NCM’s Noovie® pre-show is presented exclusively in 53 leading national and regional theater circuits including AMC Entertainment Inc. (NYSE:AMC), Cinemark Holdings, Inc. (NYSE:CNK) and Regal Entertainment Group (a subsidiary of Cineworld Group PLC, LON: CINE). NCM’s cinema advertising network offers broad reach and unparalleled audience engagement with over 20,600 screens in over 1,600 theaters in 190 Designated Market Areas® (all of the top 50). NCM Digital goes beyond the big screen, extending in-theater campaigns into online and mobile marketing programs to reach entertainment audiences. National CineMedia, Inc. (NASDAQ:NCMI) owns a 48.1% interest in, and is the managing member of, National CineMedia, LLC. For more information, visit www.ncm.com and www.noovie.com.
Forward-Looking Statements
This press release contains various forward-looking statements that reflect management’s current expectations or beliefs regarding future events. Investors are cautioned that reliance on these forward-looking statements involves risks and uncertainties. Although the Company believes that the assumptions used in the forward-looking statements are reasonable, any of these assumptions could prove to be inaccurate and, as a result, actual results could differ materially from those expressed or implied in the forward-looking statements. The factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are, among others, 1) level of theater attendance or viewership of the Noovie pre-show; 2) the impact of pandemics, epidemics or disease outbreaks, such as the novel coronavirus (COVID-19) and the success of actions taken to mitigate such situations, vaccine rollouts and potential changes to consumer behavior; 3) the availability and predictability of major motion pictures displayed in theaters, 4) increased competition for advertising expenditures; 5) changes to relationships with NCM LLC’s founding members; 6) inability to implement or achieve new revenue opportunities; 7) failure to realize the anticipated benefits of the 2019 amendments to the Company's exhibitor service agreements with Regal and Cinemark; 8) technological changes and innovations; 9) economic conditions, including the level of expenditures on and perception of cinema advertising; 10) our ability to renew or replace expiring advertising and content contracts; 11) our need for additional funding, risks and uncertainties relating to our significant indebtedness; 12) reinvestment in our network and product offerings may require significant funding and resulting reallocation of resources; 13) fluctuations in and timing of operating costs; and 14) changes in interest rates. In addition, the outlook provided does not include the impact of any future unusual or infrequent transactions; sales and acquisitions of operating assets and investments; any future non-cash impairments of intangible and fixed assets; amounts related to litigation or the related impact of taxes that may occur from time to time due to management decisions and changing business circumstances. The Company is currently unable to forecast precisely the timing and/or magnitude of any such amounts or events. Please refer to the Company’s Securities and Exchange Commission filings, including the “Risk Factor” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, for further information about these and other risks. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made.

The Company undertakes no obligation to update any forward-looking statement, whether as a result, of new information, future events or otherwise, except as required by law.

INVESTOR CONTACT:	MEDIA CONTACT:
Ted Watson	Amy Jane Finnerty
800-844-0935	212-931-8117
investors@ncm.com	amy.finnerty@ncm.com

NATIONAL CINEMEDIA, INC.
Condensed Consolidated Statements of Income Unaudited
($ in millions, except per share data)

	Quarter Ended
	April 1, 2021	March 26, 2020
Revenue	$5.4	$64.7
OPERATING EXPENSES:
Advertising operating costs	1.5	6.2
Network costs	1.8	2.9
Theater access fees and revenue share to founding members	3.1	17.7
Selling and marketing costs	7.7	13.9
Administrative and other costs	10.2	9.8
Depreciation expense	3.3	3.2
Amortization of intangibles recorded for network theater screen leases	6.1	6.1
Total	33.7	59.8
OPERATING (LOSS) INCOME	(28.3)	4.9
NON-OPERATING EXPENSES:
Interest on borrowings	14.7	13.6
Interest income	—	(0.2)
Loss on modification and retirement of debt, net	0.4	—
Loss on re-measurement of the payable to founding members under the tax receivable agreement	(1.5)	0.2
Other non-operating expense (income)	0.1	(0.1)
Total	13.7	13.5
LOSS BEFORE INCOME TAXES	(42.0)	(8.6)
Income tax benefit	—	(0.4)
CONSOLIDATED NET LOSS	(42.0)	(8.2)
Less: Net loss attributable to noncontrolling interests	(22.6)	(4.5)
NET LOSS ATTRIBUTABLE TO NCM, INC.	$(19.4)	$(3.7)

NET LOSS PER NCM, INC. COMMON SHARE
Basic	$(0.25)	$(0.05)
Diluted	$(0.25)	$(0.05)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	78,481,355	77,763,967
Diluted	78,481,355	77,763,967

Dividends declared per common share	$0.05	$0.19

NATIONAL CINEMEDIA, INC.
Selected Condensed Balance Sheet Data
Unaudited ($ in millions)

	As of
	April 1, 2021	December 31, 2020
Cash, cash equivalents and marketable securities	$192.2	$181.8
Receivables, net	7.5	16.2
Property and equipment, net	25.2	27.5
Total assets	895.0	886.2
Borrowings, gross	1,109.6	1,060.3
Total equity/(deficit)	(299.3)	(268.6)
Total liabilities and equity	895.0	886.2

NATIONAL CINEMEDIA, INC.
Operating Data
Unaudited

	Quarter Ended
	April 1, 2021	March 26, 2020
Total Screens (100% Digital) at Period End (1)(5)(6)	20,658	21,102
Founding Member Screens at Period End (2)(5)(6)	16,434	16,973

	Quarter Ended
(in millions)	April 1, 2021	March 26, 2020
Total Attendance for Period (3)(5)	13.8	120.4
Founding Member Attendance for Period (4)(5)	10.2	99.8
Capital Expenditures (7)	$2.5	$3.3

(1)	Represents the total screens within NCM LLC’s advertising network.
(2)	Represents the total founding member screens.
(3)	Represents the total attendance within NCM LLC’s advertising network.
(4)	Represents the total attendance within NCM LLC’s advertising network in theaters operated by the founding members.
(5)	Excludes screens and attendance associated with certain AMC Carmike theaters for certain periods presented.
(6)	Excludes the temporary theater closures in response to the COVID-19 pandemic.
(7)	Includes certain other implementation costs associated with Cloud Computing Arrangements.

NATIONAL CINEMEDIA, INC.
Operating Data
Unaudited
(In millions, except advertising revenue per attendee, margin and per share data)

	Quarter Ended
	April 1, 2021	March 26, 2020
Revenue breakout:
National and regional advertising revenue	$3.7	$49.8
Local advertising revenue	1.2	9.4
Total advertising revenue (excluding beverage)	$4.9	$59.2

Total revenue	$5.4	$64.7

Per attendee data:
National and regional advertising revenue per attendee	$0.268	$0.414
Local advertising revenue per attendee	$0.087	$0.078
Total advertising revenue (excluding beverage) per attendee	$0.355	$0.492
Total revenue per attendee	$0.391	$0.537
Total attendance (1)	13.8	120.4

Other operating data:
Operating (loss) income	$(28.3)	$4.9
Adjusted OIBDA (2)	$(16.2)	$14.4
Adjusted OIBDA margin (2)	(300.0)%	22.3%

Loss per share - basic	$(0.25)	$(0.05)
Loss per share - diluted	$(0.25)	$(0.05)

(1)	Represents the total attendance within NCM LLC’s advertising network. Excludes screens and attendance associated with certain AMC Carmike theaters for certain periods presented.
(2)	Adjusted OIBDA, Adjusted OIBDA margin and adjusted loss per share are not financial measures calculated in accordance with GAAP in the United States. See attached tables for the non-GAAP reconciliations.

NATIONAL CINEMEDIA, INC.
Non-GAAP Reconciliations
Unaudited
Adjusted OIBDA and Adjusted OIBDA Margin
Adjusted Operating Income Before Depreciation and Amortization (“Adjusted OIBDA”) and Adjusted OIBDA margin are not financial measures calculated in accordance with GAAP in the United States.  Adjusted OIBDA represents operating income before depreciation expense adjusted to also exclude amortization of intangibles recorded for network theater screen leases and non-cash share-based compensation costs. Adjusted OIBDA margin is calculated by dividing Adjusted OIBDA by total revenue. Our management uses these non-GAAP financial measures to evaluate operating performance, to forecast future results and as a basis for compensation. The Company believes these are important supplemental measures of operating performance because they eliminate items that have less bearing on the Company's operating performance and so highlight trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures. The Company believes the presentation of these measures is relevant and useful for investors because it enables them to view performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that may have different depreciation policies, amortization of intangibles recorded for network theater screen leases, non-cash share based compensation programs, debt levels or income tax rates. A limitation of these measures, however, is that they exclude depreciation and amortization of intangibles recorded for network theater screen leases, which represent a proxy for the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. In addition, Adjusted OIBDA has the limitation of not reflecting the effect of the Company’s share-based payment costs. Adjusted OIBDA should not be regarded as an alternative to operating income, net income or as an indicator of operating performance, nor should it be considered in isolation of, or as a substitute for, financial measures prepared in accordance with GAAP. The Company believes that operating income is the most directly comparable GAAP financial measure to Adjusted OIBDA. Because not all companies use identical calculations, these non-GAAP presentations may not be comparable to other similarly titled measures of other companies, or calculations in the Company’s debt agreement.
The following tables reconcile operating income to Adjusted OIBDA for the periods presented (dollars in millions):

	Quarter Ended
	April 1, 2021	March 26, 2020
Operating (loss) income	$(28.3)	$4.9
Depreciation expense	3.3	3.2
Amortization of intangibles recorded for network theater screen leases	6.1	6.1
Share-based compensation costs (1)	2.7	0.2
Adjusted OIBDA	$(16.2)	$14.4
Total revenue	$5.4	$64.7
Adjusted OIBDA margin	(300.0)%	22.3%

Adjusted OIBDA	$(16.2)	$14.4
Integration and encumbered theater payments	—	1.4
Adjusted OIBDA after integration and encumbered theater payments	$(16.2)	$15.8

(1)
Share-based compensation costs are included in network operations, selling and marketing and administrative expense in the accompanying financial tables as shown in the following table (dollars in millions).

	Quarter Ended
	April 1, 2021	March 26, 2020
Share-based compensation costs included in network costs	$0.1	$0.1
Share-based compensation costs included in selling and marketing costs	0.5	0.1
Share-based compensation costs included in administrative and other costs	2.1	—
Total share-based compensation costs	$2.7	$0.2